Exhibit 99.1

Company Press Release

Monday August 8, 2005

Advant-e Corporation Announces Second Quarter 2005

Results

Company Reports 26% Increase in Revenue and 12% Increase in Net Income over Q2 2004

DAYTON, Ohio, August 8, 2005 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services, today announced financial and operating results for the quarter ending June 30, 2005.

For the second quarter of 2005 the Company reported revenues of $1,076,385, a 26% increase over revenues of $851,982 in the second quarter of 2004. The increase in revenue was the direct result of continued growth of the Company’s web-based electronic data interchange subscription services for small and medium-size businesses (Web EDI) and the Company’s electronic business transaction network service (EnterpriseEC™).

Net income for the quarter was $120,270, or $.02 per share, compared to $107,343, or $.02 per share for the same period in 2004.

“These results mark our eighth consecutive profitable quarter and reflect our steady and continued growth, ” said Jason K. Wadzinski, Chairman and Chief Executive Officer. “Our sales reached record numbers and our net income in the second quarter increased by 14% over the first quarter and by 12% over the net income for the second quarter of 2004. Our increase in revenue is exceeding the additional investments in our sales and marketing efforts, infrastructure improvements and additional personnel costs.”

“While revenue increased steadily from GroceryEC.com, our industry leading web EDI solution, we’ve experienced excellent growth in the automotive and retail web EDI segments which now account for approximately 10% of our total revenue.”

For the six months ending June 30, 2005 the Company reported revenues of $2,115,873, a 25% increase over revenues of $1,690,617 in the same period in 2004. Net income for the period in 2005 was $225,379, or $.04 per share, compared to net income of $221,584, or $.04 per share in the 2004 period ($.03 per share on a diluted basis).

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Electronic Business Transaction Network, and within specific vertical industries via web-based “vortals” including www.GroceryEC.com, www.RetailEC.com, www.AutomotiveEC.com, www.MfgEC.com and www.CPGSupplier.com.

In addition to Internet and web-based e-commerce solutions, Edict Systems also provides e-commerce integration and bar coding applications. Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$1,076,385	851,982	2,115,873	1,690,617
Cost of revenue	374,335	310,264	763,379	604,481

Gross margin	702,050	541,718	1,352,494	1,086,136
Marketing, general and administrative expenses	501,680	361,375	977,015	716,152

Income before taxes	200,370	180,343	375,479	369,984
Income tax expense	80,100	73,000	150,100	148,400

Net income	$120,270	107,343	225,379	221,584

Basic earnings per common share	$0.02	0.02	0.04	0.04

Diluted earnings per common share	$0.02	0.02	0.04	0.03

Weighted average common shares outstanding	6,294,917	6,244,917	6,281,657	6,244,917

Weighted average common shares outstanding, assuming dilution	6,294,917	6,722,654	6,281,657	6,627,694

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30, 2005 (Unaudited)	December 31, 2004
Assets

Current Assets
Cash and cash equivalents	$1,412,245	944,892
Accounts receivable, net	303,116	290,394
Prepaid expenses and deposit	32,710	26,420

Total current assets	1,748,071	1,261,706

Software development costs, net	208,479	298,809

Property and equipment, net	294,934	271,604

Total assets	$2,251,484	1,832,119

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$109,210	39,681
Accrued salaries and other expenses	106,545	99,810
Income taxes payable	174,100	26,000
Deferred revenue	84,160	142,788

Total current liabilities	474,015	308,279

Long-term liabilities
Deferred income taxes	159,000	191,000

Total liabilities	633,015	499,279

Shareholders’ equity
Common stock, $.001 par value; 20,000,000 shares authorized; 6,294,917 outstanding at June 30, 2005 and 6,244,917 outstanding at December 31, 2004	6,295	6,245
Paid-in capital	1,535,784	1,475,584
Retained earnings (deficit)	76,390	(148,989)

Total shareholders’ equity	1,618,469	1,332,840

Total liabilities and shareholders’ equity	$2,251,484	1,832,119

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$225,379	221,584
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	51,389	34,099
Amortization of software development costs	134,639	164,014
Deferred income taxes	(32,000)	148,400
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(12,722)	(28,533)
Prepaid expenses	(6,290)	6,825
Accounts payable	69,529	32,803
Accrued salaries, interest and other expenses	6,735	16,359
Income taxes payable	148,100	—
Deferred revenue	(58,628)	31,348

Net cash flows from operating activities	526,131	626,899

Cash flows from investing activities:
Purchases of equipment	(74,719)	(126,614)
Software development costs	(44,309)	(84,245)

Net cash flows from investing activities	(119,028)	(210,859)

Cash flows from financing activities:
Issuance of common stock	60,250	—
Payments on notes	—	(94,965)
Payments of direct costs of securities registration	—	(7,945)

Net cash flows from financing activities	60,250	(102,910)

Net increase in cash and cash equivalents	467,353	313,130

Cash and cash equivalents, beginning of period	944,892	216,448

Cash and cash equivalents, end of period	$1,412,245	529,578

Supplemental disclosures of cash flow items:
Interest paid	$—	3,014

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any or its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.